Calculation of Filing Fee Tables
S-8
BUDA JUICE, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	2,500,000	$ 9.43	$ 23,575,000.00	0.0001381	$ 3,255.71
Total Offering Amounts:						$ 23,575,000.00		$ 3,255.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,255.71
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2025 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant's outstanding shares of Common Stock. (2) Consists of 2,500,000 additional shares of Common Stock reserved for issuance under the 2025 Equity Incentive Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Capital Market on April 6, 2026, the date of which is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources